ASSIGNMENT AND PURCHASE AGREEMENT

This Assignment and Purchase Agreement ("Agreement") is entered into in Nicosia, Republic of Cyprus, as of the 26th day of May 2023 by and between LOREDO INVESTMENT LIMITED, 2 Crete Street, Pelekanos Building, Office 2012, 1060 Nicosia, Republic of Cyprus (**"Loredo" and/or "Purchaser")** on one hand and Livento Group, Inc. ("**Livento**") and its subsidiary film production company BOXO Productions, Inc., 17 State Street, 10004, New York ("**Boxo**" and collectively **"Seller"**), on the other hand.

WHEREAS Loredo is the owner of and/or otherwise entitled to receive certain rights and/or receive potential profits and/or other contingent revenue participations from a variety of motion picture, television, internet and other entertainment projects **("Projects")**, either completed and exploited, or in the process of exploitation, or in development ("**Contingent Profit Participations" or "CPP").** The CPP are the results of Assignments and transfer to Loredo by R. U. Robot Development s.r.o., R. U. Robot s.r.o., R. U. Robot Entertainment Limited as well as other transferors/Assignors. A detailed list of the various Projects and corresponding Loredo's rights and entitlement to receive contingent revenues from such Projects that are the subject to assignment and purchase pursuant to the terms hereinbelow of this Agreement and is attached hereto as 'Exhibit 1" and incorporated herein by reference as though fully set forth at length herein.

WHEREAS, pursuant to various Secured Loan Agreements between Loredo's Assignor, R. U. Robot s.r.o. as Lender and the Avenue Entertainment, LLC /Cygnus Film Group LLC as Borrower, R.U. Robot s.r.o. is entitled to receive Lender's Contingent Interest as that term is more specifically referred to in the various Secured Loan Agreements (a copy of a loan template agreement has been previously shared with Seller).

WHEREAS, pursuant to various Secured Loan Agreements between Loredo's Assignor, R. U. Robot Development s.r.o. as Lender and ZQ Entertainment, Inc., as Borrower, R. U. Robot Development s.r.o. is entitled to receive Lender's Contingent Compensation and other contingent revenues as those terms are more specifically referred to in the various Secured Loan Agreements (a copy of a loan template agreement has been previously shared with Seller) between these two entities. Further R. U. Robot Development s.r.o. is entitled to CPP from various development contracts and agreements entered into between all of ZQ's related entities, to wit, ZQ Productions LLC, ZQ Movies, Inc. as more specifically described in Exhibit 1.

WHEREAS, in consideration of and subject to the terms set forth herein, Boxo desires to acquire the **Contingent Interest Participations** and Loredo agrees to transfer to Boxo and/or its designee(s) the CPP as listed and described in Exhibit 1 for the sum of $22,320,641, namely twenty-two million three hundred twenty thousand six hundred forty-one Dollars.(**"Price")**.

WHEREAS, subject to the terms set forth herein, Livento desires on behalf of its subsidiary company Boxo, to transfer, assign and register to Loredo and/or designee and/or assignee, non-dilutable, transferable and properly vested pursuant to the rules and regulations of the SEC, its common shares in amount of 391,590,193 ("**Shares**") for the sum of $22,320,641, namely twenty-two million three hundred twenty thousand six hundred forty-one Dollars.

NOW THEREFORE, in consideration of the promises and mutual covenants herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to the following:

1. The above Recitals are incorporated herein by reference and made a part hereof.

2. Subject to the valid and immediate transfer of the fully transferable and non-dilutable common Shares by Livento to Loredo, Loredo hereby transfers, assigns, and grants to Boxo the CPPs as described in Exhibit 1 hereto.

3. Loredo represents and warrants that (a) it has not sold, transferred, assigned or otherwise disposed of any of the assigned Contingent Interest Participations (b) Loredo, as Assignor has the right to enter into and perform this Agreement; (c) there are no liens or encumbrances on the assigned Contingent Interest Participations; (d) there are no contracts, agreements or other documents concerning or affecting the assigned Contingent Interest Participations; and (e) in case sequel of any Project will be produced, Loredo shall make its best effort to get the CPP on similar business basis considering the arrangement of Particular project and assign such CPP to Boxo within the price.

4. Seller represents and warrants that all Shares of its common stock shall be fully transferable according to the rules and regulations of the Securities and Exchange Commission. That such shares shall be immediately vested in the name of Loredo and/or its designee and such shares shall not be dilutable. Boxo, at its sole cost and expense shall duly transfer the above Shares to Loredo and/or its designee.

5. Each Party hereto shall execute and deliver to the other Party such further documents and instruments as are reasonably required to carry out and effectuate the purposes of this Agreement.

6. This Agreement cannot be modified or amended except in writing signed by both parties. Each of the Parties acknowledge that no officer, manager, employee or representative of the other has made any promise or representation not expressly set forth in this Agreement. This Agreement shall bind on and inure to the benefit of the parties hereto and their respective successors, licensees and assigns.

7. This Agreement and any amendments, waivers, consents, or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute one and the same instrument. Delivery of any executed counterpart of this Agreement by facsimile or transmitted electronically in either a Tagged Image Format File ("TIFF"), Portable Document Format ("PDF") of Joint Photographic Experts Group format ("JPEG") shall be equally effective as delivery of a manually executed counterpart of this Agreement. Any party delivering an executed counterpart by facsimile, TIFF, JPEG, or PDF shall also deliver a manually executed counterpart of this Agreement, but failure to do so shall not affect the validity, enforceability or binding effect of this Agreement, and the parties hereby waive any right they may have to object to said treatment.

8. Nothing contained herein shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provision contained herein and any present or future statute, law, ordinance or regulation contrary to which

the parties have no legal right to contract, the latter shall prevail but the provision of this document which is affected shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law. The parties agree that this Agreement shall be governed by and construed in accordance with the laws of the Republic of Cyprus applicable to contracts made and performed within the its jurisdiction excepting therefrom any of the rules and regulations of the Securities and Exchange Commission of the U.S. which shall govern and control any of the contemplated transfer and sale of Shares. That any issues, claims, and agreements involving the transfer, sale or issuance of Shares shall be governed by the laws of the United States with the exclusive venue for any such litigation or disputes in the federal courts of the U.S. within the County of Los Angeles, State of California.

9. Parties hereto shall defend, indemnify and otherwise hold each other, their officers, managers, members, employees, agents, representatives, affiliates, licensees, attorneys, successors and assigns, free and harmless from and against any and all liabilities, claims, demands, damages and costs (including reasonable attorneys' fees and costs) arising out of or resulting from any breach by either of them of the terms hereof.

10. This Agreement, together with any related documents referred to in this Agreement, constitutes the entire understanding and agreement of the parties with respect to the subject matter of this Agreement, and any and all prior agreements, understandings or representations are hereby terminated and canceled in their entirety and are of no further force or effect. No representation, promise, inducement or statement of intention has been made by any of the parties hereto not embodied in this Agreement or in the documents referred to herein, and no party shall be bound by or liable for any alleged representation, promise, inducement or statements of intention not set forth or referred to herein.

11. The Parties agree not to divulge or make known to any person or entity any confidential information obtained by them pertaining to any of the Projects, including information pertaining to the identity of financing sources for each of the Projects, the terms of financing of the Film, the budgets of the various Projects, the terms of this Agreement, terms of any and all agreements pertaining to the Projects, and all information regarding the stories, treatments and screenplays for the Projects. Notwithstanding the foregoing, the Parties shall have the right to disclose this Agreement to their professional advisors and for quote purposes only so long as such individuals likewise agree to the restrictions set forth herein, and to the extent necessary to comply with law or the valid order of a court of competent jurisdiction or government agency, provided that each Party promptly notifies the other Party to prevent or limit disclosure of any confidential information. The Parties shall not issue, release, authorize or in any way participate in any publicity, press releases, interviews, advertisements, or promotional activities relating to the other Party's employees, parent companies and/or affiliates, the Projects or the without the prior written consent of the other Party. No publicity issued by any Party shall contain derogatory mention of the other Party, its employees, parent companies and/or affiliates, the Projects, or the services of any individuals in connection with the Projects.

12. Loredo and its subsidiaries and related companies hereby acknowledge that the valuation of each Project listed in Exhibit 1, is Loredo's estimated value. Loredo does

not warrant nor represents that the value attributed to each Project in Exhibit1, will be realized or achieved in the short or long run. That such valuation are the results of "best guesses" based upon similar projects or genres that have been profitable to other companies or entities in the past. Further, that all "Development Projects" are in the early stages of development and some or many may never actually be produced as entertainment projects and may result in the complete loss of investment in such Projects. Notwithstanding such disclosures, Seller has voluntarily and knowingly entered into this Agreement and has agreed to assume the risks associated with the transfers made herein.

Each party has executed this Agreement as of the day and year first above written.

AGREED & ACCEPTED:

LOREDO INVESTMENT LIMITED

By:________________________________

Its:________________________________

LIVENTO GROUP, Inc

By:________________________________

Its:________________________________

BOXO PRODUCTIONS, Inc.

By:________________________________

Its:________________________________

Exhibit 1

BOXO Name	***Acquired interest***
Hashtag Murder	2% of producer´s backend
SAWBONES	4% of producer´s backend
Carnival Of Killers	4% of producer´s backend
B-Team	4% of producer´s backend
Calico Joe	2,5% backend
God's Country	1,5% of producer´s backend
4x4 / LOCKED	1,5% of producer´s backend
Black Cotton Star	2% of producer´s backend
Player	2% of producer´s backend
Beirut Spy	2% of producer´s backend
One Xmas in Washington	5% of producer´s backend
The Four Winds	5% of producer´s backend
Running Wild	3% of producer´s backend
Project 6	3% of producer´s backend
OBITS	2% of producer´s backend
Project HO	1% of producer´s backend
Project LB	1% of producer´s backend
Project NO	5% of producer´s backend
Project KB	5% of producer´s backend
Project UAP	3% of producer´s backend
Earth On Fire	2% of producer´s backend
project OB	2% of producer´s backend
Project UT	2% of producer´s backend
Project UF	2% of producer´s backend
Project HP	2% of producer´s backend
Project CA	2% of producer´s backend
Project PE	2% of producer´s backend
Projet SK	2% of producer´s backend
JUUL/Devil's Playbook	7,5% of our backend
Evil Things	7,5% of our backend
Deep As Death	7,5% of our backend
The Chronicles of TH	7,5% of our backend
The sisters´s Blackwell	7,5% of our backend
Lion, Polygamist and BS	7,5% of our backend
Project MI	10% of producer´s backend
Project ZO	5% of producer´s backend
The Misfits	10% of producer´s backend
Savage Salvation	10% of producer´s backend
Black Demon	10% of producer´s backend
One True Loves	10% of producer´s backend
Press Play	10% of producer´s backend
57 seconds	10% of producer´s backend
Land of Bad	10% of producer´s backend
Blood for Dust	10% of producer´s backend
Project GU	10% of producer´s backend